Exhibit 10.14

GENERAL RELEASE

This General Release (“Agreement”) is made and entered into on August 1, 2003 by and between Mitchell Cannold (“Employee”) and L90, Inc. doing business as “MaxWorldwide” (the “Company”).

WHEREAS, Employee serves as President and Chief Executive Officer pursuant to that certain Employment Agreement dated March 4, 2002 (the “Old Employment Agreement”).

WHEREAS, Company and Employee desire to terminate the Old Employment Agreement and to enter into a new employment agreement substantially in the form attached hereto (the “New Employment Agreement”).

WHEREAS, Company and Employee are entering into the New Employment Agreement in connection with the sale of the MaxOnline division and the liquidation of the Company.

WHEREAS, Employee is eligible to receive a severance payment equal to $499,200 and bonus payments in accordance with the Old Employment Agreement.

WHEREAS, Company desires to pay to Employee an amount equal to $575,866.67 in exchange for a complete release of all claims Employee may have against the Company, including without limitation, severance, bonus and other claims under the Old Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is agreed as follows:

1. Payments by the Company.

a)	The Company agrees that provided Employee signs this Agreement and does not revoke this Agreement, the Company will pay to Employee the sum of Five Hundred Seventy-Five Thousand Eight Hundred Sixty-Six Dollars and Sixty-Seven Cents ($575,866.67), less all required deductions, in exchange for a complete release as more fully described in Section 2 below.

b)	Employee acknowledges that the Company has paid to Employee the sum of Forty Thousand Three Hundred Twenty Six Dollars and Forty Cents ($40,326.40), less all required deductions, constituting accrued and unpaid salary and accrued and unpaid vacation through August 1, 2003 (the “Termination Date”) under the Old Employment Agreement.

c)	The Company will reimburse Employee, upon execution of this Agreement, for all expenses incurred on behalf of the Company and not previously reimbursed, upon submission of appropriate documentation and consistent with the Company’s normal policies, such payment to constitute the final reconciliation of all such amounts.

d)	Employee agrees that he/she will not receive and will not claim from the Company or any other party released herein any salary, bonus, benefits, severance pay, stock, stock options, other compensation, expenses or other payment or obligations of any kind (including without limitation, claims under the Old Employment Agreement)

other than that which is specifically set forth above or set forth in the New Employment Agreement.

2. Complete Release. As a material inducement to the Company to enter into this Agreement, Employee releases and forever discharges the Company and each and all of the Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, affiliates, including without limitation, MaxWorldwide, Inc. (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries, and affiliates) (collectively, “Releasees”), or any of them, from any and all “Claims.” Except for Employee’s (a) claims to enforce the payments and benefits set forth in Section 1 above, (b) claims and rights under the New Employment Agreement, (c) indemnification rights under the Company’s charter documents and (d) indemnification rights under that certain indemnification agreement with the Company dated March 10, 2002, the term “Claims” includes all charges, complaints, liabilities, obligations, promises, agreements, damages, suits, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred) of any nature, known or unknown, which Employee now has, or which Employee at any time had, or which Employee at any time may have, against each or any of the Releasees, arising out of or related to any act, omission, or other thing which existed or occurred on or before the date of Employee’s signing of this Agreement, including without limitation claims under the Old Employment Agreement. The Claims released under this Agreement include, but are not limited to, any rights or obligations arising out of or related to any alleged violations of any contract or covenant, any tort, any legal restriction on the right of Releasees or any of them to terminate employees, and any federal, state or other governmental statute or regulation, including, without limitation: (1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2) the Civil Rights Act of 1866, 42 U.S.C. § 1981 (discrimination); (3) the Americans with Disabilities Act (discrimination against individuals with disabilities); (4) the California Fair Employment and Housing Act (discrimination, including race, color, national origin, ancestry, physical handicap, medical condition, marital status, sex or age); (5) the California Labor Code, §§ 200 et seq., (salary, commission, compensation, benefits and other matters); (6) the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq. (wage and hour matters); (7) the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. § 1161 et. seq. (insurance matters); (8) the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (retirement matters); and (9) the Age Discrimination in Employment Act (age discrimination in employment including discrimination against individuals forty years of age or over).

Employee also acknowledges and agrees that by signing this Agreement, that, in addition to the matters discussed above, Employee is waiving and releasing any and all claims, charges, or rights Employee may have under the Age Discrimination In Employment Act of 1967, as amended (“ADEA”), that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled as an employee of Company. Employee further acknowledges that Employee has been advised that: (a) Employee should consult with an attorney (at Employee’s own expense) prior to executing this Agreement (Employee understands that whether Employee consults an attorney or not is Employee’s decision); (b) Employee has at least twenty-one (21) days in which to consider this Agreement (although Employee may choose to execute this Agreement earlier); (c) this Agreement does not waive or release any rights or claims Employee may have under the ADEA which may arise after Employee executes this Agreement; and (d) Employee has seven (7) days following execution of this Agreement to revoke Employee’s consent to this Agreement.

3. Knowing and Voluntary Waiver. For the purpose of implementing a full and complete release and discharge of the Releasees, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which he/she does not know of or suspect to exist in his favor at the time of signing this Agreement, and that this Agreement contemplates the release of any such Claim or Claims.

4. Consultation with Counsel; Full and Independent Knowledge and Understanding. Employee is advised to consult with an attorney of his choice before signing this Agreement. Employee acknowledges and agrees that he/she has been so advised; that he/she has fully discussed all aspects of this Agreement with an attorney chosen by her, to the full extent he/she so desired; that he/she has carefully read and fully understands all of the provisions of this Agreement; that he/she has taken as much time as he/she needs for full consideration of this Agreement; that he/she is voluntarily entering into this Agreement; and that he/she has the capacity to enter into this Agreement.

5. Ownership of Claims. Employee represents and agrees that he/she has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof, or interest therein.

6. Cooperation and Assistance. Employee agrees that to the extent and in the manner called upon by the Company to do so, he/she will fully cooperate with the Company and assist the Company in effecting a smooth transition of his responsibilities and in dealing with any other matters related to Employee’s activities as an employee of the Company.

7. Governing Law. This Agreement is made and entered into in the State of New York, and shall in all respects be interpreted, enforced and governed under the laws of the State of New York.

8. Arbitration. Any dispute arising between the parties, including but not limited to those pertaining to the formation, validity, interpretation, effect or alleged breach of this Agreement (“Arbitrable Dispute”), will be submitted to arbitration in New York, New York, before an experienced employment arbitrator licensed to practice law in New York and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their claim. Other costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be borne equally by the parties, one-half by Employee, on the one hand, and one-half by the Company, on the other hand. Should either party to this Agreement institute any legal action or administrative proceeding against the other with respect to any Claim waived by this Agreement or pursue any other Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

9. Severability. Should any of the provisions of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

10. Successors. This Agreement shall be binding upon Employee and upon his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Releasees and to their respective heirs, administrators, representatives, executors, successors and assigns.

11. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto, pertaining to the subject matter hereof.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed on August         , 2003

EMPLOYEE Name:

Executed on August          2003

L90, INC. doing business as “MaxWorldwide”

a Delaware corporation

By:
An Authorized Officer